KMP Futures Fund I LLC 8-K

Exhibit 99.1

KENMAR ▪ OLYMPIA

Member of the GEMS Group

April 26, 2014

Dear Investor,

Kenmar Olympia is pleased to announce that they are now part of the Gems Group ("Gems"). The combined firm will have approximately US$ 2 billion under management across a broad range of investment management products and services. Gems has an international presence with offices in New York, Paris, London, Geneva, Tel Aviv, Nassau, Buenos Aires, and Singapore.

The decision to combine companies comes after significant due diligence and consideration of the two businesses. Both Kenmar Olympia & Gems share a similar culture; and an entrepreneurial spirit that fosters teamwork, transparency and prioritizes the needs of their clients. Both firms have strong reputations with a long history of providing innovative products and high quality client service. We also share the same investment philosophy which has proven useful in navigating challenging market cycles. Combined, the firms will have a broader geographic scope, deeper research and risk management capabilities, along with proprietary quantitative and risk analysis tools.

Going forward, the U.S. Liquid Strategies will be led by Ken Shewer, Chairman and Chief Investment Officer while the European Hedged and Long Only Strategies will be overseen by Sergio Heuer, CEO and Chief Investment Officer. Globally the investment team will comprise more than thirty professionals and the U.S. compliance and reporting will be managed by David Spohr, Chief Compliance Officer

The two firms will run in parallel for a period of time until the integration is complete and we expect no impact on our investors. We believe the merger will prove to be complementary and will offer our investors access to a wider suite of product offerings and investment capabilities.

We appreciate your continued support of Kenmar Olympia and are excited to continue working with you. We look forward to updating you on the integration and any additional developments.

Kind regards,

Jim Parrish
President - Kenmar Olympia, LLC

1211 Avenue of the Americas, Suite 2701
New York, N.Y. 10036